Exhibit 2

FOR IMMEDIATE RELEASE

July 16, 2002

Contact Information:
Nissin Co., Ltd.
Hitoshi Higaki
Managing Director and General Manager,
Operations Control Div.
Tel: (TOKYO) +81-3-3348-2424
E-mail:Info-ir@nissin-f.co.jp

Notice of Determination of Exercise Price, Etc. of Stock Options
in the Form of New Share Subscription Rights

Notice is hereby given that at the meeting of the Board of Directors of NISSIN CO., LTD. (the “Company”) held on July 7, 2003, the specific conditions were determined in respect of the new share subscription rights to be issued as stock options pursuant to Article 280-20 and Article 280-21 of the Commercial Code of Japan, as described below:

Description

1.	Date for the issuance of new share subscription rights:

July 16, 2003.

2.	Total number of new share subscription rights to be issued:

13,500 rights (Number of shares to be issued or transferred for each new share subscription right: 100 shares).

3.	Class and number of shares to be issued or transferred upon exercise of new share subscription rights:

1,350,000 shares of common stock of the Company.

4.	Amount to be paid in upon exercise of a new share subscription right:

Amount for each new share subscription right: ¥53,200.

Paid-in Amount per share (Exercise Price): ¥532.

The Exercise Price is the amount equivalent to the average amount of the closing share prices for a share of common stock of the Company on the Tokyo Stock Exchange on all the trading days (excluding those days on which no transactions took place) in June 2003 multiplied by 1.10, and the resulting fractions below one (1) yen shall be rounded up.

5.	Aggregate issue prices of share to be issued upon exercise of the new share subscription rights:

¥718,200,000.

6.	Amount of the issue price of shares issued upon exercise of the new share subscription rights to be transferred to capital:

¥266 per share.

[For reference]

1.	Date of resolution of the Board of Directors for submission of the proposition to the Ordinary General Meeting of Shareholders:

May 12, 2003.

2.	Date of resolution of the 44th Ordinary General Meeting of Shareholders:

June 24, 2003.

3.	Date of resolution of the Board of Directors for the issuance of the new share subscription rights:

July 7, 2003.

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